UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 7, 2008

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 509-489-0500

Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01	Other Events.

Idaho Electric and Natural Gas General Rate Case

On August 7, 2008, Avista Corporation (Avista Corp. or the Company) entered into an all-party settlement stipulation with respect to its general rate case that was filed with the Idaho Public Utilities Commission (IPUC) in April 2008. Other parties to the settlement stipulation are the Staff of the IPUC, Potlatch Corporation and the Community Action Partnership Association of Idaho. This settlement stipulation is subject to approval by the IPUC.

As agreed to in the settlement, base electric rates for the Company’s Idaho customers would increase by an average of 11.98 percent, which is designed to increase annual revenues by $23.2 million. Base natural gas rates for the Company’s Idaho customers would increase by an average of 4.7 percent, which is designed to increase annual revenues by $3.9 million. The new electric and natural gas rates would become effective on October 1, 2008.

The Company’s original request was for base electric rate increases averaging 16.7 percent, which was designed to increase annual revenues by $32.3 million. The Company also requested to increase base natural gas rates by an average of 5.8 percent, which was designed to increase annual revenues by $4.7 million.

The settlement is based on a rate of return of 8.45 percent with a common equity ratio of 47.9 percent and a 10.2 percent return on equity. The Company’s original request was based on a rate of return of 8.74 percent with a common equity ratio of 47.9 percent and a 10.8 percent return on equity.

The settlement also provides for recovery of lease payments to the state of Montana for the use of the riverbeds of the Clark Fork River, as well as deferred accounting for future recovery (including the accrual of carrying charges) of certain expenses including costs to relicense the Company’s hydroelectric generating facilities on the Spokane River.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION (Registrant)

Date: August 11, 2008	/s/ Malyn K. Malquist
Malyn K. Malquist
Executive Vice President and Chief Financial Officer